UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2017

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events

Item 8.01 Other Events.
On August 10, 2017, Avista Corporation's (Avista Corp. or the Company) Power Cost Rate Adjustment (PCRA) filing was dismissed by the Washington Utilities and Transportation Commission (Commission or UTC). The PCRA, which had been filed by the Company on May 26, 2017, proposed an overall increase in billed electric rates of 2.9 percent (designed to increase annual electric revenues by $15.0 million). This filing was separate from the electric and natural gas general rate cases also filed on May 26, 2017.
This filing was made following meetings with UTC Commissioners, UTC Commission Staff and other parties involved in ratemaking proceedings, and was designed to be a starting point to get cost recovery back on track for the Company's Washington electric operations. The UTC’s December 2016 order in the 2016 rate case provided no revenue increase for 2017, which has resulted in the electric base rate increase request of 12.5 percent in Avista Corp.’s pending general rate case in Washington to be higher than it otherwise would have been. The proposed PCRA increase was designed to make incremental progress with a 2.9 percent rate increase to customers on September 1, 2017, and a second-step increase effective at the conclusion of the general rate case on or around April 26, 2018.
Avista Corp.’s power supply costs, on a normalized basis, are much higher than those built into current base retail rates, and a revenue increase is needed to recover these increased costs on a going-forward basis. The increased levels of cost are included in the Company's pending general rate case in Washington, which is scheduled to be concluded by April 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	August 14, 2017	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer